                                                                    Exhibit 99.2


                        TRIAL SCHEDULE FOR CERTAIN CASES

Set forth below is a listing of smoking and health class actions and consolidated individual cases, currently scheduled for trial through 2002 against PM Inc. and, in some cases, the Company. Trial dates, however, are subject to change.

       Case (Jurisdiction)                                     Type of Action                         Trial Date
--------------------------------                       ----------------------------                ----------------
Daniels, et al. v.                                     Smoking and Health Class Action             July 1, 2002
Philip Morris Companies Inc., et al.
(California)

In Re: Tobacco Litigation                              Consolidated Individual                     September 4, 2002
(Individual Personal Injury cases)                     Smoking and Health Cases
(West Virginia)

Brown, et al. v. The American                          Smoking and Health Class Action             October 11, 2002
Tobacco Company, Inc., et al.
(California)



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



                                                                    Exhibit 99.2



Below is a schedule setting forth by month the number of individual smoking and health cases, including cases brought by current and former flight attendants claiming personal injuries allegedly related to ETS, against PM Inc. and, in some cases, the Company, that are currently scheduled for trial through the end of the year 2002.

2002
----------
May (6)
June (7)
July (2)
August (2)
September (5)
October (2)
November (3)
December (3)


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